Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan as amended and 2012 Employee Stock Purchase Plan as amended of Palo Alto Networks, Inc. of our reports dated September 13, 2018, with respect to the consolidated financial statements of Palo Alto Networks, Inc. and the effectiveness of internal control over financial reporting of Palo Alto Networks, Inc., included in its Annual Report (Form 10-K) for the year ended July 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
September 13, 2018